EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
RRsat Global Communications Network Ltd.:

We consent to the use of our report dated March 13, 2012, with respect to the consolidated balance sheets of RRsat Global Communications Network Ltd. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
Member Firm of KPMG International

Tel-Aviv, Israel
August 15, 2012